Exhibit 99.1

News Release

Contact:

Juan José Orellana

Investor Relations

562-435-3666, ext. 111143

MOLINA HEALTHCARE ANNOUNCES PRICING OF UPSIZED OFFERING OF $700 MILLION OF SENIOR NOTES DUE 2022

Long Beach, California (November 5, 2015) – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today announced that on November 5, 2015 it priced $700 million aggregate principal amount of its senior notes due 2022 (the “Notes”), in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act. The offering size was increased to $700 million from the previously announced $500 million aggregate principal amount.

The Notes will bear interest at the rate of 5.375% per year. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2016, and will accrue from November 10, 2015. The Notes will mature on November 15, 2022.

The Company estimates that the net proceeds from the sale of the Notes will be approximately $688.5 million, after deducting expenses payable by the Company. The Company intends to use the net proceeds of this offering for general corporate purposes, which may include the repayment of indebtedness, funding for future acquisitions, capital expenditures, additions to working capital and capital contributions to the Company’s health plan subsidiaries to meet statutory requirements in new or existing states.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction where such offer, solicitation or sale is prohibited.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 3.5 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

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Cautionary Statement under the Private Securities Litigation Reform Act: This press release contains “forward-looking statements” that are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. A discussion of the risk factors facing the Company can be found in its annual report on Form 10-K for the year ended December 31, 2014, in its quarterly reports on Form 10-Q for the quarters ended June 30, 2015 and September 30, 2015, in its Form 8-K current reports, and in its other reports and filings with the SEC. These reports can be accessed on the SEC’s website at www.sec.gov. The Company undertakes no obligation to release any revisions to any forward-looking statements.

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